Exhibit 99.1

RIC KAYNE ISSUES LETTER TO ATHIRA SHAREHOLDERS HIGHLIGHTING NEED FOR IMMEDIATE CHANGE TO ATHIRA BOARD

Details Poor Decision-Making by Current Athira Board Leading to Destruction of Shareholder Value and Outlines the Urgent Need for Change

Urges Athira Shareholders to VOTE their BLUE Proxy Card TODAY

NEW YORK – May 12, 2022 – Richard A. (Ric) Kayne, who together with his affiliates beneficially owns approximately 4.8% of the outstanding shares of common stock of Athira Pharma, Inc. (NASDAQ: ATHA) (“Athira” or the “Company”), today issued a letter to Athira shareholders outlining numerous, value-destructive missteps by the current Board of Directors (the “Board”), and detailing why immediate change to the Board at the 2022 annual meeting of stockholders is necessary to restore shareholder value.

The full text of the letter to Athira’s shareholders is below.

May 12, 2022

Dear Fellow Athira Shareholders,

Athira Pharma, Inc.’s (NASDAQ: ATHA) (“Athira” or the “Company”) May 19th annual meeting is just over a week away and time is running out to vote to elect directors—myself and George Bickerstaff—WHO WILL ACT IN YOUR BEST INTERESTS AND PROTECT THE VALUE OF YOUR INVESTMENT.

The endless string of poor decisions by Athira’s Board of Directors (the “Board”) has caused massive shareholder value destruction and the magnitude and frequency of the mistakes made by the Board in the Company’s brief public existence are staggering.

Moreover, the Board is seemingly incapable of making any meaningful decision on its own without costing shareholders dearly and imperiling the livelihood of people and families suffering from Alzheimer’s disease.  Importantly, George Bickerstaff and I have a plan and the experience needed in the boardroom to right the ship.

ATHIRA’S BOARD AND MANAGEMENT DESPERATELY NEED BETTER OVERSIGHT.  ITS DIRECTORS HAVE FAILED REPEATEDLY AND ONLY ACT WHEN PUSHED.

On numerous occasions, I have had to push this Board and management team to make changes that are in shareholders’ best interest.  Most notably:

•
The Board recently agreed to extend the length of the current open label extension study for ATH-1017 from six months to 18 months. What they failed to disclose is that I had to push them to do it.  The fact is incumbent director nominee Joseph Edelman initially was against the idea because, according to him, it was too expensive and because allowing patients to receive doses of ATH-1017 after the trials expired would create more reportable data for the FDA when the FDA already had enough safety data.  The Board only reconsidered its decision after my insistence that it do the right thing and listened to the pleas from clinical trial participants and their families.  Please watch our video available at www.saveathira.com, which details how Mr. Edelman’s inexplicable misjudgment could have devastated the lives of certain Alzheimer’s patients enrolled in the clinical trials.  The fact that he and the rest of the Athira Board are now trying to rewrite history and take credit for decisions they initially opposed but for my urging is remarkable, but unfortunately not surprising given its track record.

•
Until recently, a majority of the Board lacked the necessary skill set to provide oversight of a clinical stage biotechnology company like Athira.  It was only after I identified the gaps at the Board level and agitated for change that the incumbent Board reacted and added Grant Pickering—whom I introduced to Athira—and Michael Panzara as directors.

•
The details of the LIFT-AD trial set forth in Athira’s May 9, 2022 press release contradict those disclosed by Athira on the NIH’s Clinical Trials database.  Athira claims that LIFT-AD is a “phase 3” study with “approximately 420” participants.  Yet the NIH database—which Athira must update—describes LIFT-AD as a “phase 2” trial with “300 participants.”  This is yet another example of sloppy mismanagement and disclosure of these all-important clinical trials; not surprising given that the current CEO has zero clinical experience, and the current Chief Medical Officer lives in Switzerland, far from the Company’s clinical staff in Washington State.

Meanwhile, when left to its own decision making, Athira’s current Board has:
•	Appointed a Chairwoman who possesses no biotech, clinical trial or scientific experience.
•
Without conducting a search, installed Dr. Mark Litton as a CEO who (a) was destined for dismissal or reassignment at Athira, (b) has a track record of failure and no clinical trial experience, and (c) falsified his academic credentials in SEC filings.

•	Caused a 40% drop in stock price after reinvestigating—and then forcing the dismissal of—the former CEO despite reviewing allegations against her years earlier and deeming them immaterial.
•
Overseen the departure of the Company’s previous lead trial scientist and clinician, Xue Hua, who was frustrated with Dr. Litton’s lack of competence and engagement.  Dr. Litton had no role in the design or future success of the current trials and allowing him to stay involved only risks failure.

•	Allowed Athira’s Chief Medical Officer to live in Switzerland, disconnected from the Company’s clinical staff in Washington State.
•	Flouted principles of good governance by failing to remove the classified board structure and supermajority vote requirement to the detriment of Athira shareholders.

It is therefore not surprising that Institutional Shareholder Services Inc. (“ISS”), the nation’s leading independent proxy advisory firm, recommended that Athira shareholders “WITHHOLD” support for incumbent directors Joseph Edelman and John M. Fluke Jr. in connection with the Company’s upcoming annual meeting.

GEORGE BICKERSTAFF AND I BRING MUCH NEEDED INDUSTRY AND OPERATING EXPERIENCE PAIRED WITH THE STRATEGIC AND FINANCIAL EXPERTISE REQUIRED IN THE BOARDROOM.

MOST IMPORTANTLY, WE HAVE A PLAN.

Let me be clear on my platform, which includes the following key elements:
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Work to ensure that Athira has the “best players on the field” to maximize the outcome of the clinical trials, including by commencing an immediate CEO search and supplementing the limited Company skill set with relevant experts.  I already have spoken to multiple executives at some of the world’s leading pharmaceutical companies and have found them to be receptive.  Most notably, I have suggested that the Board interview Dr. Ronald Krall who has expressed an interest as serving as the new Athira CEO during this crucial time.  Dr. Krall is the former Chief Medical Officer at GlaxoSmithKline, who has overseen over 20 drugs through the FDA approval process;

•
Return the Company to its prior approach of active management of the clinical trials, including regular meetings and feedback sessions with clinical trial sites, which had proven to be so successful under prior management;

•
Return to Athira’s mission to help millions of patients and families afflicted with Alzheimer’s, which will in turn generate tremendous shareholder value, and never again reject out of hand matters such as extending the open label trials beyond the original 26 weeks, which is so critical for individuals suffering from Alzheimer’s;

•	Communicate the Athira story effectively to investors, analysts, patients, clinicians and other relevant stakeholders; and
•	Remedy the shareholder unfriendly governance structure of Athira so that we, as long-term shareholders, can hold the Board and management accountable.

As shareholders, ask yourselves: would you feel better if Athira were led by a seasoned clinical professional who has overseen 20 drugs from development through FDA approval, or, if it were led by an inexperienced CEO, an IT professional, and a Chief Medical Officer that lives in Switzerland?

TIME IS RUNNING OUT.  ELECT RIC KAYNE AND GEORGE BICKERSTAFF TO ATHIRA’S BOARD TO PREVENT FURTHER VALUE DESTRUCTION.

I want only to give Athira and ATH-1017 the greatest chance of success.  With your help, we can achieve this by bringing much needed leadership and oversight to Athira’s Board and initiating a proper search for a new CEO with the right credentials and experience to oversee ATH-1017’s clinical trials.

I am asking for your support to help make needed improvements at Athira.  Our nominees have a proven track record of value creation and relevant operating expertise.  We urge you to protect the value of your investment and help Athira achieve the tremendous potential we know it can.

Athira’s Board has continued its perpetual cycle of mistakes and missteps, causing massive destruction of shareholder value, and the stakes are too high to not have proper oversight of the direction of the Company and the management team.  Change is urgently needed to rectify their numerous poor decisions.

Sincerely,
Ric Kayne

Additional materials and information regarding Ric Kayne’s case for change may be found at: www.SaveAthira.com.

Vote for restoring credibility and building value at Athira. Please vote TODAY by signing, dating and returning your BLUE proxy card.

Please vote your BLUE proxy card TODAY.

Your Vote Is Important, No Matter How Many or How Few Shares You Own!

Please vote today by signing, dating and returning the BLUE proxy card.
Simply follow the easy instructions on the BLUE proxy card.

If you have questions about how to vote your shares, please contact:

HARKINS KOVLER, LLC
Shareholders Call Toll-Free: +1 (800) 339-9883
Banks and Brokers Call Collect: +1 (212) 468-5380
Email: ATHA@HarkinsKovler.com

REMEMBER:
Please simply discard any WHITE proxy card that you may receive from Athira. Returning a WHITE proxy card – even if you “withhold” on the Company’s nominees – will revoke any vote you had previously submitted on Ric Kayne’s BLUE proxy card.

Willkie Farr & Gallagher LLP is acting as legal counsel to Mr. Kayne and Harkins Kovler, LLC is acting as proxy solicitor.

Disclaimer

The views expressed in the solicitation materials referenced herein and/or attached hereto represent the opinions of Richard A. Kayne and certain of his affiliates (collectively, the “Kayne Entities”) that hold shares of Athira Pharma, Inc. (“Athira” or the “Company”) and are based on publicly available information with respect to the Company. The Kayne Entities and the other participants in the Kayne Entities’ solicitation are collectively referred to herein as the “Participants.” The Participants recognize that there may be confidential information in the possession of the Company that could lead it or others to disagree with their conclusions. The Participants reserve the right to change any of their opinions expressed in any of the solicitation materials at any time as they deem appropriate.

The solicitation materials are provided merely as information and are not intended to be, nor should they be construed as, an offer to sell or a solicitation of an offer to buy any security. The solicitation materials do not constitute a recommendation to purchase or sell any security. Each of the Kayne Entities beneficially owns, and/or has an economic interest in, securities of the Company. It is possible that there will be developments in the future that cause the Kayne Entities from time to time to sell all or a portion of their holdings of the Company in open market transactions or otherwise (including via short sales), buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to such shares.

Although the Participants believe the statements made in the solicitation materials are substantially accurate in all material respects and do not omit to state material facts necessary to make those statements not misleading, the Participants make no representation or warranty, express or implied, as to the accuracy or completeness of those statements or any other written or oral communication any of them may make with respect to the Company and any other companies mentioned, and the Participants expressly disclaim any liability relating to those statements or communications (or any inaccuracies or omissions therein). Thus, shareholders and others should conduct their own independent investigation and analysis of such statements and communications and of the Company and any other companies to which those statements or communications may be relevant.

The solicitation materials may contain links to articles and/or videos (collectively, “Media”). The views and opinions expressed in such Media are those of the author(s)/speaker(s) referenced or quoted in such Media and, unless specifically noted otherwise, do not necessarily represent the opinions of the Participants.

The Participants have not sought or obtained consent from any third party to use any statements or information contained in the solicitation materials. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein or therein. All trademarks and trade names used in any solicitation materials are the exclusive property of their respective owners.

Additional Information

On April 11, 2022, Mr. Kayne, together with the other Participants, filed a definitive proxy statement (the “Definitive Proxy Statement”) and an accompanying BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) to solicit votes for the election of their slate of highly qualified director nominees at the 2022 annual meeting of the stockholders of the Company.

THE PARTICIPANTS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER PROXY MATERIALS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION ABOUT THE IDENTITY OF THE PARTICIPANTS IN THE SOLICITATION AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS THEREIN. THE DEFINITIVE PROXY STATEMENT AND SUCH OTHER PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV AND ARE ALSO AVAILABLE AT NO CHARGE ON REQUEST FROM THE PARTICIPANTS’ PROXY SOLICITOR, HARKINS KOVLER, LLC AT (800) 339-9883 OR VIA EMAIL AT ATHA@HARKINSKOVLER.COM.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in the solicitation materials are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond the Participants’ control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements.

Important factors that could cause actual results to differ materially from the expectations set forth herein include, among other things, the factors identified in the Company’s public filings. Such forward-looking statements should therefore be construed in light of such factors, and the Participants are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Media Contacts
Jonathan Gasthalter/Nathaniel Garnick
Gasthalter & Co.
(212) 257-4170